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                                  TRAFFIX, INC.
                               ONE BLUE HILL PLAZA
                           PEARL RIVER, NEW YORK 10956
                                 ---------------
                                 (845) 620-1212

                                December 22, 2000

Mr. Jay Greenwald

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Dear Jay:

       This will confirm that you have resigned as an officer of, and terminated your employment with, Traffix, Inc. ("Traffix") and each other affiliate of Traffix for which you serve as an officer and/or employee, which resignation and termination shall become effective immediately.

       We have agreed that you will receive a severance payment of $115,384.62, with such payment to be reduced by applicable payroll taxes, deductions and withholdings. You acknowledge that such payment constitutes the full and complete payment to you of any and all obligations of Traffix due you as of the date hereof.

       This letter will also confirm that you agree to perform consulting services on behalf of Traffix and Group Lotto for no less than six (6) days per month, pursuant to which you will be paid $10,000 per month, all as to be more specifically set forth in a final written Consulting Agreement to be negotiated between you and Traffix subsequent to the date hereof. The term of such Consulting Agreement will run through November 30, 2001.

       If the foregoing meets with your approval, please acknowledge your acceptance by signing and dating in the spaces below provided.


                                               Very truly yours,



                                               /s/ Jeffrey L. Schwartz
                                               Chairman and CEO

Accepted and agreed to this
22nd day of December, 2000


/s/ Jay Greenwald


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